Exhibit 99.1

Press Release

Pitney Bowes Completes Acquisition of Newgistics, Inc.

STAMFORD, CT, October 2, 2017 – Pitney Bowes (NYSE:PBI), a global technology company that provides innovative products and solutions to power commerce, today announced the completion of its acquisition of Newgistics, Inc. (Newgistics).

The addition of Newgistics, an Austin, Texas-based provider of parcel delivery, returns, fulfillment and digital commerce solutions for retailers and ecommerce brands, will help accelerate Pitney Bowes’ expansion into the U.S. domestic parcels market at scale.

Pitney Bowes intends to operate Newgistics as an independent business through the remainder of 2017 and into the first quarter of 2018 to provide consistent support to clients and avoid any disruptions to operations during the busy holiday shipping and returns season.

About Pitney Bowes
Pitney Bowes (NYSE:PBI) is a global technology company powering billions of transactions – physical and digital – in the connected and borderless world of commerce. Clients around the world, including 90 percent of the Fortune 500, rely on products, solutions, services and data from Pitney Bowes in the areas of customer information management, location intelligence, customer engagement, shipping, mailing, and global ecommerce. And with the innovative Pitney Bowes Commerce Cloud, clients can access the broad range of Pitney Bowes solutions, analytics, and APIs to drive commerce. For additional information visit Pitney Bowes, the Craftsmen of Commerce, at www.pitneybowes.com.

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Contacts:
Media:
Bill Hughes
Chief Communications Officer
Pitney Bowes
(203) 351 6785

Financial:
Adam David
VP, Investor Relations
(203) 351 7175